Exhibit 10.1

April 4, 2005

Joe Livorsi
4639 Slippery Rock
Manlius, New York 13104

Dear Joe,

Thanks again for taking the time to visit with us last week and meet with Mary McLaughlin and Scott Zeier. I had very good reports from them regarding the time you spent together. I hope it was beneficial for you as well. I would like to take this opportunity to make an offer of employment to you, which is summarized below and is conditioned upon you successfully passing a drug screen prior to your start date:

•	You will commence employment as soon as possible, but no later than April 25, 2005. Once you alert me with respect to the starting date, I will set up an agenda for the first couple of days to properly introduce you and welcome you to the Fresh Brands Family.

•	Your position of Senior Vice-President, Sales & Marketing will be a salaried exempt position with an initial annual salary of $190,000. You will be eligible to participate in the Fresh Brands Distributing Inc. incentive plan with a Bonus potential of 40% of your base salary. We will conduct a salary review after 6 months, the outcome which will be based on the satisfactory progress of actions/objectives that we will agree upon shortly after your employment begins.

•	Shortly after the date of your employment, you will be provided with options on 20,000 shares of Fresh Brands stock priced at the closing price of the stock on the last trading day prior to the date of grant.

•	We will pay for your actual moving expenses related to your relocation to the Milwaukee area. We will also cover travel & hotel expenses for two house hunting trip for you and your wife. If temporary housing is necessary we will pay for those expenses until your home is sold or up to 6 months. Fresh Brands will pay for periodic visits back to your home every 3 to 4 weeks as you feel necessary, until your relocation is complete. We do not cover expenses related to the sale of your home.

•	We will provide you a “change in control” KEESA agreement that would protect you in the event of a sale, merger or go private transaction.

•	You will be eligible to receive in 2005 (3) weeks of vacation (15 days) and two personal holidays. Vacation allowance will increase to (4) weeks in 2006. This is in addition to the six (6) traditional holidays offered by the Company.

•	You will be eligible for inclusion in our health, dental and prescription drug coverage plan effective May 1, 2005.

•	The Retirement Savings Plan has 2 components. You will be eligible for the 401(k) component immediately. January 1, 2006 will commence your eligibility for the Profit Sharing Plan with a contribution to be made in 2007.

Joe, I look forward to your acceptance of this offer of employment.

Respectfully,

/s/ Louis E. Stinebaugh

Louis E. Stinebaugh
President and COO
Fresh Brands Distributing Inc.